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Exhibit 99.1

APPLIED ANALYTICAL INDUSTRIES, INC. (AAI) ANNOUNCES 2000 FIRST QUARTER FINANCIAL RESULTS, REVIEWS PRODUCT DEVELOPMENT ACHIEVEMENTS


-        FOURTH CONSECUTIVE QUARTER OVER QUARTER GROWTH IN EARNINGS

-        FOUR DRUG APPROVALS RECEIVED DURING THE FIRST QUARTER

-        MARKETING ALLIANCE WITH GUILDFORD CLINICAL PHARMACOLOGY SIGNED

-        MOLECULAR STRUCTURE LABORATORY INITIATES OPERATIONs


WILMINGTON, NORTH CAROLINA, May 2, 2000 - AAI (NASDAQ:AAII) today announced total revenues of $24.9 million for the quarter ended March 31, 2000 and net income for the quarter of $524 thousand, or $0.03 per share, as compared to a loss of $3.8 million, or $0.22 per share, in the first quarter of 1999. Results for 1999 include a nonrecurring charge associated with a merger.

Revenues achieved in AAI's fee-for-service development business grew to $22.9 million reflecting 3.2% growth from the prior year's first quarter. Product development revenues of $2.0 million (which include both fees and royalties) were less than the first quarter of 1999. The 1999 quarter's product development revenues included a milestone fee of $1.8 million, while the first quarter of 2000 results are primarily royalty based.

"Our first quarter results reflect a trend of continuous improvement quarter over quarter, seen for the last four quarters. An improvement in earnings has occurred each sequential quarter since the first quarter of 1999. We are clearly on target to achieve our corporate objectives for 2000," said Dr. Frederick Sancilio, AAI's chairman and chief executive officer. "The transition from being a pure `fee-for-service' provider into a specialty pharmaceutical company began in 1997. We have made major investments into several research programs and products that will be the cornerstone of things to come. While product development revenue dipped this quarter relative to last year's first quarter, I'm quite comfortable with our progress in building long-term value in our research program, and consequently long-term earnings potential. Revenue in product development is made up of two parts: milestone fees and recurring royalties. The milestone fees tend to be `lumpy' giving the appearance of volatility to our overall earnings. However, as the proportion of royalties grows, the effect will be lessened. We expect that to occur later this year or early next."

Direct costs in the first quarter of $13.5 million were lower in dollars and as a percent of sales than in the first quarter of 1999. Consequently overall gross margins were up by two percentage points for the quarter. These lower cost levels reflect successful implementation of efficiency improvement programs initiated last year. "Selling, general and administrative costs increased by 14%, reflecting the expansion of our selling efforts as well as continued investments in our information systems. We expect SG&A expenses, as a percentage of sales, to be lower by year-end," said Mr. William Ginna, AAI's chief financial officer.



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"This quarter's results reflect increasing efficiencies of our business model,"
continued Mr. Ginna. "We have achieved growth in our fee-for-service business while significantly increasing the efficiency of our direct costs. Operating cash usage in the quarter was neutral and debt was lowered by approximately $1 million. Collections were strong, reducing both our accounts receivable balance and number of days' sales outstanding.
These events are good indicators of the success of our management programs."

         Several recent highlights include:

         - Tentative approval of the anti-anxiety agent, buspirone 5, 10 and 15 mg tablets, was received from FDA in March. The 15-mg tablet is scored such that it can be divided into a 7.5-mg dose or trisected to provide both the 5 and 10-mg dosages, allowing maximum dosing flexibility for patients.

         - FDA granted approval of both 5 and 10 mg methimazole tablets, a potent inhibitor of thyroid hormones used in the treatment of hyperthyroidism.

         - AAI received 2 product approvals from the German regulatory agency during the quarter. These products will remain confidential while current marketing negotiations are completed.

         - AAI and Guildford Clinical Pharmacology announced a marketing alliance for clinical services in the United Kingdom. The alliance will allow AAI to leverage existing laboratory and marketing capabilities into the region, without start-up costs associated with either an acquisition or additional organic growth.

         - An expansion of AAI's research capability was announced during the first quarter. AAI opened its molecular structure research facilities in Wilmington. This state-of-the-art physical chemistry laboratory enhances efforts to improve the efficacy of existing drugs. These unique capabilities will be dedicated to AAI product development activities, thereby adding to the base of potential royalty generating contracts.

         - Several significant changes to management occurred during the first quarter. These include the promotion of Mr. Eugene T. Haley to international managing director responsible for all of AAI's foreign operations, the addition of Mr. William Ginna as chief financial officer replacing Mr. Haley, the hiring of Dr. David Johnston as executive vice president of non-clinical operations and the appointment of Dr. Richard G. Morrison as a member of the board of directors.

"Overall, the first quarter's activities reflect our focus on the future," continued Dr. Sancilio. "AAI has accelerated the pace toward becoming a specialty pharmaceutical company. We have selected certain therapeutic niches that will not impact our relationship with our clients. As the strategy unfolds, we will build upon a base of royalty-generating research and AAI will increasingly look like other successful specialty pharmaceutical firms, having revenues both from product development activities for our own and our customers' pharmaceutical products and from sales of AAI-developed products in these selected therapeutic niches. Over our history, we have added significant value to hundreds of pharmaceutical products worldwide. As the years go on, we will seek to foster relationships with our clients to share in the 'upside' of these


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projects more and more. The future seems brighter than ever for our company, and
I'm confident with our direction and our plan to achieve strong growth and value for our shareholders."

About AAI

AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The Company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support service. Its stock is listed on NASDAQ (AAII). For more information about AAI, visit the Company's website at http://www.aaiintl.com.

        *        *        *       *        *        *        *        *

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those included in the quotes by Dr. Sancilio and Mr. Ginna, the third through fifth bulleted paragraphs above, and the preceding paragraph. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the ability to successfully and timely complete planned product development and R&D activities, negotiate beneficial agreements with pharmaceutical companies for AAI's products and services (including those providing greater proportions of royalty to milestone payments), select and commercialize therapeutic niches for AAI's own sales while avoiding conflicts with our clients' businesses, obtain additional efficiency and profitability improvements in AAI operations, and obtain regulatory approvals of AAI's products; the ability of contractual marketing alliances to be integrated successfully with AAI's operations without unexpected costs; actual operational performance; the ability to hire and retain qualified personnel; other regulatory approvals; and industry outsourcing trends. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to its registration statement, as amended, its Annual Report on Form 10-K filed on March 30, 2000, its Form 8-Ks, and its other periodic filings.

For additional information contact Dr. Meg Humphrey, VP, AAI at (704) 367-5119 or Ken Rabb at Phoenix Communications (919) 383-7779.


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                       Applied Analytical Industries, Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                          ---------------------
                                                            2000         1999
                                                          --------     --------
Net revenues:
   Fee-for-service                                        $ 22,927     $ 22,218
   Product development                                       1,979        3,897
                                                          --------     --------
                                                            24,906       26,115
                                                          --------     --------

Operating costs and expenses:
   Direct costs                                             13,526       14,598
   Selling, general and administrative                       9,006        7,931
   Research and development                                  1,467        1,868
   Transaction, integration, and restructuring costs            --        6,400
                                                          --------     --------
                                                            23,999       30,797
                                                          --------     --------

   Income (loss) from operations                               907       (4,682)

Other income:
   Interest expense                                           (497)        (179)
   Other, net                                                  114          (32)
                                                          --------     --------
                                                              (383)        (211)
                                                          --------     --------

Income (loss) before income taxes                              524       (4,893)
Provision (benefit) for income taxes                            --       (1,130)
                                                          --------     --------

      Net income (loss)                                   $    524     $ (3,763)
                                                          ========     ========


Basic earnings (loss) per share                           $   0.03     $  (0.22)
                                                          ========     ========
Weighted average shares outstanding                         17,288       17,199
                                                          ========     ========

Diluted earnings (loss) per share                         $   0.03     $  (0.22)
                                                          ========     ========
Weighted average shares outstanding                         17,703       17,199
                                                          ========     ========


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                       Applied Analytical Industries, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                     March 31,      December 31,
                                                        2000            1999
                                                     ---------      ------------
                                                    (Unaudited)

             ASSETS

Current assets:
  Cash and cash equivalents                          $   1,842       $   2,013
  Accounts receivable                                   28,201          33,564
  Work-in-progress                                      16,226          14,189
  Prepaid and other current assets                      11,561          11,426
                                                     ---------       ---------
       Total current assets                             57,830          61,192
Property and equipment, net                             43,375          45,026
Goodwill and other intangibles, net                     11,739          13,040
Other assets                                             3,746           4,228
                                                     ---------       ---------

       Total assets                                  $ 116,690       $ 123,486
                                                     =========       =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt
     and short-term debt                             $  27,329       $  28,387
  Accounts payable                                       5,082           6,969
  Customer advances                                      7,217           9,146
  Accrued wages and benefits                             3,979           4,081
  Other accrued liabilities                              4,514           6,102
                                                     ---------       ---------
       Total current liabilities                        48,121          54,685
Long-term debt                                             808             962
Other liabilities                                          730           1,281
Stockholders' equity:
  Common stock                                              17              17
  Paid-in capital                                       70,040          69,732
  Retained earnings (deficit)                           (1,736)         (2,260)
  Accumulated other comprehensive losses                (1,266)           (906)
  Stock subscriptions receivable                           (24)            (25)
                                                     ---------       ---------
       Total stockholders' equity                       67,031          66,558
                                                     ---------       ---------

       Total liabilities and stockholders' equity    $ 116,690       $ 123,486
                                                     =========       =========



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